UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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[XX] Definitive Additional Materials

[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

Commission File No. 0-2666

250 West 57th St. Associates L.L.C.

(Name of Registrant as Specified In Its Charter)

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if other than Registrant)

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250 WEST 57TH ST. ASSOCIATES L.L.C.

CONSENT

In response to the letter (the "Letter") from Peter L. Malkin and Anthony E. Malkin to Participants in 250 West 57th St. Associates L.L.C. dated March 21, 2006 and the accompanying Statement by the Agents (the "Statement"; terms being used herein as defined therein), the undersigned Participant in 250 West 57th St. Associates L.L.C. hereby:

A. ENHANCEMENT AND FINANCING PROGRAM

*CONSENTS: WITHHOLDS CONSENT:

Consents to Disapproves of

Abstains from

Consenting to

the updated program for Building improvements and fee mortgage increase, all as described in the Letter and the accompanying Statement.

B. DISCRETIONARY REFINANCING AUTHORITY OF THE AGENTS

*CONSENTS: WITHHOLDS CONSENT:

Consents to Disapproves of

Abstains from

Consenting to

giving present and successor Agents discretionary authority to refinance the fee mortgage for an amount not to exceed the maximum balance authorized under the terms of the Letter, with an institutional lender, non-recourse, from time to time, all as described in the Letter and the accompanying Statement.

C. VOLUNTARY COMPENSATION PROGRAM

*CONSENTS: WITHHOLDS CONSENT:

Consents to Disapproves of --

Abstains from

Consenting to

paying Wien & Malkin LLP voluntary compensation from certain Capital Transaction receipts arising after the date of this Agreement, all as described in the Letter and the accompanying Statement.

* The Agents intend to proceed with the Enhancement and Financing Program (Item A) if consent is granted thereto even if consent is not granted to Item B or Item C (which is voluntary).

THE AGENTS RECOMMEND THAT PARTICIPANTS CONSENT TO ALL THE FOREGOING ITEMS. A PARTICIPANT WHO ABSTAINS IS TREATED THE SAME AS A PARTICIPANT WHO DOES NOT CONSENT.

PLEASE SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT.

Dated: ________________, 2006

(Signature)

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

IF THIS FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO ANY ITEM, THE PARTICIPANT SHALL BE DEEMED TO CONSENT TO SUCH ITEM.

250 WEST 57TH ST. ASSOCIATES L.L.C.

CONSENT

In response to the letter (the "Letter") from Peter L. Malkin and Anthony E. Malkin to Participants in 250 West 57th St. Associates L.L.C. dated March 21, 2006 and the accompanying Statement by the Agents (the "Statement"; terms being used herein as defined therein), the undersigned Participant in 250 West 57th St. Associates L.L.C. hereby:

A. ENHANCEMENT AND FINANCING PROGRAM

*CONSENTS: WITHHOLDS CONSENT:

Consents to Disapproves of

Abstains from

Consenting to

the updated program for Building improvements and fee mortgage increase, all as described in the Letter and the accompanying Statement.

B. DISCRETIONARY REFINANCING AUTHORITY OF THE AGENTS

*CONSENTS: WITHHOLDS CONSENT:

Consents to Disapproves of

Abstains from

Consenting to

giving present and successor Agents discretionary authority to refinance the fee mortgage for an amount not to exceed the maximum balance authorized under the terms of the Letter, with an institutional lender, non-recourse, from time to time, all as described in the Letter and the accompanying Statement.

The Agents intend to proceed with the Enhancement and Financing Program (Item A) if consent is granted thereto even if consent is not granted to Item B.

THE AGENTS RECOMMEND THAT PARTICIPANTS CONSENT TO ALL THE FOREGOING ITEMS. A PARTICIPANT WHO ABSTAINS IS TREATED THE SAME AS A PARTICIPANT WHO DOES NOT CONSENT.

PLEASE SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT.

Dated: ________________, 2006

(Signature)

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

IF THIS FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO AN ITEM, THE PARTICIPANT SHALL BE DEEMED TO CONSENT TO SUCH ITEM.

250 West 57th St. Associates L.L.C.

c/o Wien & Malkin llp

60 East 42nd Street

New York, New YORK 10165

Telephone: (212) 687-8700

Telecopier: (212) 986-7679

STATEMENT BY THE AGENTS

IN THE

SOLICITATION OF PARTICIPANT CONSENTS

Dated: March 21, 2006

This Statement is issued in connection with the Solicitation of Participant Consents by Peter L. Malkin and Anthony E. Malkin, as the agents (the "Agents") for the participants (the "Participants") in 250 West 57th St. Associates L.L.C. ("Associates").

Associates was formed in 1953 to acquire the land and improvements known as the Fisk Building at 250 West 57th Street in New York City (the "Building"), all subject to a net operating lease (the "Lease") to Fisk Building Associates L.L.C. (the "Lessee"). In 2001 Associates was converted to a limited liability company. See Section I. - Background.

In 2004 Associates joined the Lessee to increase the previously approved financing for ongoing improvements at the Building from $15,000,000 to $30,500,000, the maximum permitted under the existing first mortgage. That solicitation (copy enclosed) noted that the merit of additional borrowing would be reviewed at year-end 2005. All amounts available under the current financing have been borrowed as planned, the program improvements are enhancing operating results, new requirements have been identified by the Lessee, and the Agents now recommend the additional mortgage borrowing then contemplated.

Now that the limitations imposed by the prior first mortgage have expired, the Agents recommend that Associates join the Lessee in a program to expand the mortgage to permit further drawings when needed. As presently envisioned, there may be an additional borrowing over the next ten years of up to $33,400,000 against the items in Schedule A and related requirements and contingencies.

Schedule A itemizes approximately $22,190,000 of work completed by the Lessee to date and the Lessee's plan for capital expenditure going forward, as developed in consultation with its managing agent Cushman & Wakefield and supervisor Wien & Malkin LLP. Without new borrowing, the Lessee has indicated it can and will pay improvement costs from operating cash flow. However, relying on cash flow may slow the pace of certain leasing and will in any event substantially reduce distributions to Associates' Participants for at least the next several years.

Allowances have been made for items which have not been specified and bid at this time including 2011-2015 plans to sprinkler 250 West 57th Street as required by new building code ($7,200,000), to upgrade electric distribution ($2,000,000), and to complete cooling tower work ($1,000,000). Also included are borrowings to defray the cost of the ongoing successful program to aggregate decades-old small spaces and create new pre-built suites including new base building work. Additionally, a contingency has been provided for uncertainties and inflation.

When combined with the prior financing, over the next 10 years the total drawdowns from inception may reach $63,900,000 plus refinancing costs, but the maximum debt outstanding at any time is projected to be about $56,000,000 after giving effect to amortization payments. Based on such amounts, it is currently expected that the maximum outstanding debt would not exceed $110 per square foot and that total debt would not exceed 36% of estimated property value at any time. Only funds required will be borrowed. If costs are less than projected, the mortgage increase will be less.

Such financing will (a) permit timely, efficient response to variable work requirements and leasing opportunities, (b) spread the cost of long-term improvements, and (c) stabilize and increase distributions to Participants.

Lessee approval is currently being confirmed for this improvement and financing program. The Agents recommend your consent.

The Agents also seek the consent of each Participant individually on a voluntary basis to pay incentive compensation to Associates' Supervisor, Wien & Malkin LLP, in the event of excess distributions from a future Building sale, refinancing or other capital transaction.

I. BACKGROUND

A. Organization of Associates

Associates was organized by Lawrence A. Wien in 1953, who served until his death in 1988 as one of Associates' Agents on behalf of Participants. On November 30, 2001, Associates was converted to a limited liability company to insulate Agents and Participants from third party claims without changing any right of the Agents and Participants. Peter L. Malkin, Chairman, and his son Anthony E. Malkin, President, Supervisory Services, of Wien & Malkin LLP, serve as the members of Associates.

Each member acts as the Agent for several groups of Participants under participating agreements (the "Participating Agreements"). The terms of the Participating Agreements are identical. Participants have the right to approve or disapprove certain Agent actions, including this improvement and financing program and refinancing authorization. The percentage of Participants required to approve each proposal is described in Section X. - Terms of Solicitations of Consents.

B. The Property

The property (the "Property") consists of the 26-story Fisk Building at 250 West 57th Street between Broadway and Eighth Avenue and the underlying land. The Building was constructed in 1921 and contains 512,000 rentable square feet.

As of February 28, 2006, the Building was approximately 91.6% occupied.

C. The Lease

    Term

    The current term of the Lease expires in 2028. Associates has consented to the Agents' granting the Lessee three additional 25-year renewal options expiring in 2103. There is no change in the terms of the Lease during the renewal periods. Under the 1999-2004 programs, Associates has also consented to grant the Lessee additional extension rights under the Lease beyond 2103 in proportion to the net present benefit to Associates of the increase in Basic Rent and completed enhancements, as determined by the Agents in consultation with an independent expert.

    Rent

    The Lease requires the Lessee to pay the following rent for each fiscal year (October 1 through September 30):

    a. Basic rent ("Basic Rent") is currently equal to $1,654,000 a year (increasing to $2,238,000 in 2007 based on debt service requirements of the existing fee mortgage), payable monthly, subject to adjustment equal to any increase or decrease in the existing fee mortgage debt service.

    b. Overage rent ("Overage Rent") equal to (i) 100% of the Lessee's annual net operating profit from the Property up to $752,000 ("Primary Overage Rent") and (ii) 50% of the Lessee's remaining annual net operating profit ("Secondary Overage Rent"). Primary Overage Rent is advanced monthly based on the Lessee's net operating profit for the prior fiscal year and then adjusted in the following fiscal year based upon actual results. Secondary Overage Rent is payable annually within 60 days after the fiscal year-end. Although the Lessee is permitted to deduct accumulated losses from certain prior fiscal years against advances for Primary Overage Rent, there is currently no accumulated loss from past fiscal years to be deducted against current or future payments of Primary Overage Rent.

    Other Material Lease Terms

The Lessee pays all insurance, real estate tax, repair, maintenance and other operating expenses for the Property. The Lessee is not required to make capital improvements to the Property.

The Lessee has the right to assign the Lease without Associates' consent, so long as the assignee assumes all Lease obligations. The Lessee also has the right to surrender the Lease to Associates on 60 days' notice.

D. Fee Mortgage

The fee mortgage balance is currently $30,500,000, having been last refinanced in 2005 under the prior consent.

The Prudential Insurance Company of America holds the fee mortgage on the Property. Under the terms of this mortgage, Associates has the right to borrow up to an additional $32,000,000 of subordinate debt from an institutional lender so long as certain financial conditions are satisfied. Representatives of the General Account of Prudential have indicated an interest in providing additional financing and allowing for additional borrowing capacity.

E. Current Market

The Building's neighborhood is vibrant. The completed Time Warner complex has attracted more office workers, residents, and tourists. The "mini mall" at Time Warner has enhanced Columbus Circle with specialty stores such as Whole Foods, Williams-Sonoma, Coach, J. Crew and Pink. The Hearst Building across Eighth Avenue from the Building has topped out, and the publishing company is expected to move in during the fourth quarter of 2006.

New investment and leasing strategies have successfully repositioned the Building as the premier pre-war building in the neighborhood. The pre-built program, in which smaller spaces are aggregated, demolished, redemised and rebuilt with all new base building systems (including electric distribution, mechanicals, air conditioning, and pantries) to offer to tenants for immediate occupancy, has attracted new, larger tenants. Consolidation has reduced the number of individual suites from 374 on January 1, 2003 to 260 today. Similar programs in other buildings have demonstrated that re-leasing pre-built suites requires only minor tenant installations, such as painting and carpeting.

When Cushman & Wakefield replaced Helmsley-Spear as managing agent in late 2002, average new rents were $30.15 per square foot, occupancy was 88%, and leases for more than 20% of the Building were rolling. By the end of 2003, occupancy was less than 82%. Presently, occupancy is 91.6%, and the average rent for all leases signed in 2005 was $35.23 per square foot. After the replacement of Helmsley-Spear, the Building rentable square footage was remeasured and increased from 470,000 to 512,000.

The focus of the 1999-2004 programs was to address needed work to upgrade the Building and its systems to attract quality tenants in the improving area of Manhattan surrounding the Building. This goal is being accomplished.

F. Financial Information

The Participants have received total distributions representing an annual return on their original cash investment at rates of 64.58% for 2005, 53.93% for 2004, and 78.32% for 2003. These percentages were calculated by dividing the cash payments to the Participants in each year by the Participants' original $3,600,000 cash investment in the Property. Certain Participants may have purchased their interests for amounts different than the original cash investment, so their return on investment will be different.

Each monthly installment of Basic Rent is applied to pay monthly debt service on the Fee Mortgage and a portion of the basic supervisory fee to Wien & Malkin. Primary Overage Rent is applied to pay monthly distributions to the Participants, the balance of the basic supervisory fee to Wien & Malkin, and a portion of additional supervisory compensation to Wien & Malkin. Secondary Overage Rent is applied to pay the balance of additional supervisory compensation to Wien & Malkin and additional distributions to the Participants. See Section I.G. - Supervisory Services to Associates.

Enclosed are audited financial statements of Associates as of December 31, 2002, 2003 and 2004, including in each case the balance sheets and the related statements of income, members' equity, and cash flows. Also, See Section VII. - Distributions from Operations.

J.H. Cohn LLP serves as Associates' independent public accountants and has performed certain other financial accounting work for Associates, including tax return preparation.

G. Supervisory Services to Associates

No Agent receives remuneration from Associates for serving as Agent. Peter L. Malkin, Chairman, and his son Anthony E. Malkin, President, Supervisory Services, of Wien & Malkin, are the Agents.

Wien & Malkin has acted as Supervisor for each of Associates and the Lessee from inception. Wien & Malkin's regular supervisory services for Associates include maintaining Associates' organizational and Participant records, performing physical inspections of the Property, reviewing violation searches and insurance coverage, conducting annual supervisory review meetings, receiving monthly rent from the Lessee, paying monthly fee mortgage obligations, paying monthly and additional distributions to the Participants, confirming payment of real estate taxes and BID assessments, reviewing financial statements submitted to Associates by the Lessee and financial statements and tax information prepared by Associates' independent certified public accountants, distributing reports to the Participants, and preparing certain filings with governmental authorities.

In consideration of its supervisory services to Associates, Wien & Malkin receives each year (a) a basic supervisory fee of $40,000, with $12,000 payable from Primary Overage Rent so long as the Participants receive distributions in excess of 11.5% of their original $3,600,000 cash investment, and (b) additional supervisory compensation of 10% of distributions to Participants from Overage Rent in excess of 15% of their original cash investment. Wien & Malkin pays the costs relating to its regular supervisory services to Associates, including regular accounting fees, filing and search fees, report preparation, and mailing costs. For 2005, Wien & Malkin received additional supervisory compensation of $178,308 from Associates.

II. OPERATION AND FINANCING MATTERS

  Use of Proposed New Financing

  Schedule A reflects the currently budgeted program.

  The scope of the work has expanded beyond earlier estimates, and certain items are proceeding ahead of schedule. The "pre-built" program has proceeded faster and been more successful than originally projected. Additional leasing requires additional expenditures for marketing, commissions, tenant installation costs, and base building enhancements, so these expenses have been accelerated to earlier dates.

  The majority of the extensive deferred maintenance including roof repair and building energy management systems, and building-wide sprinklering, replacement/repair of cooling tower, installation of additional air handlers, relocation of the marketing office, and sidewalk repair are now completed or in progress. Construction costs have increased due to increased foreign demand for materials and reduced supply resulting from Hurricane Katrina.

  Schedule A also contains estimated mortgage taxes and loan fees. The total cost for all 1999-2004 and future improvements is estimated to be $82,300,000 of which up to $63,900,000 is contemplated to be borrowed. Advances will be drawn as required from two debt tranches, one originated now and a second in or around 2010 when final requirements are determined.

  Recommended Mortgage Increase

The Agents recommend authorization now to increase the Building's fee mortgage debt from $30,500,000 to permit additional advances of up to $33,400,000 plus refinancing costs, on the basis that (i) the proceeds of any increase in the fee mortgage will be applied to the Property and (ii) Associates will own the Building improvements paid from the fee mortgage proceeds and will pay the debt service on the increase in the fee mortgage from an equivalent increase in Basic Rent paid by the Lessee.

Neither Associates nor the Participants will be personally liable for the fee mortgage principal and interest. To minimize interest charges, the Lessee may arrange for the advance of the fee mortgage increase in installments. The fee mortgage increase, as advanced, will be held by Associates and applied as expended by the Lessee. For purposes of determining Overage Rent, the interest earned on the temporary investment of the fee mortgage advances until expended shall be treated as income of the Lessee and applied monthly to offset Basic Rent.

The increased financing will spread the payment of new costs, thereby stabilizing distributions. As with the prior financings, this fee mortgage format minimizes borrowing costs. As currently projected in Schedule B, the Lessee's cash flow provides more than 230% coverage for the debt service requirements, and total mortgage debt will not exceed 36% of estimated Property value at any time.

The existing mortgage permits up to an additional $32,000,000 of subordinate debt provided certain financial tests are satisfied. Representatives of the General Account of Prudential, the existing mortgagee, have indicated an interest in providing this additional financing and allowing for additional borrowing capacity.

This program includes authorization for future refinancings of the fee mortgage with an institutional lender from time to time, so long as the debt is non-recourse and the aggregate principal amount does not exceed the amount authorized hereunder.

If the Lessee were required to pay for all such enhancements and tenanting costs without financing proceeds, the full cost would be currently deducted against Overage Rent. For 2005 approximately 70% of the distributions to Participants was derived from Overage Rent. If the full cost were deducted against Overage Rent, additional distributions to the Participants would be significantly reduced, if not eliminated, during the next several years.

C. Basic Rent

Currently, Basic Rent is $1,654,000 a year (increasing to $2,238,000 in 2007 based on debt service requirements of the existing fee mortgage), to be adjusted for any increase or decrease in the existing $30,500,000 fee mortgage debt service.

If the existing $30,500,000 debt is increased by $33,400,000 with monthly debt service including average annual interest at 6.25% and principal amortization on a 25-year schedule, the annual Basic Rent will total approximately $5,790,000, an increase of about $3,550.000 a year. The amount of the borrowing will be limited by the operating profit available for debt service and will be subject to interest rates and loan terms available at that time.

D. Solicitation and Program Expenses; Indemnity

The expenses for the consent solicitations for Associates and the Lessee, the refinancing, the Building work, any Lease amendment and extension, mortgage recording and transfer taxes, unrelated third party mortgage brokerage fees, and the related fees and costs will be paid from the new fee mortgage proceeds and/or the Lessee's operating income. In either case, assuming that $752,000 of Primary Overage Rent continues to be paid each year, such expenses will be shared equally between Associates and the Lessee by operation of the Overage Rent computation. Wien & Malkin will represent Associates and the Lessee and will be paid at its customary hourly rates. As in the 1999-2004 programs, Associates will indemnify Wien & Malkin, the Agents, and their affiliates and advisers against any claim or expense in connection with this program.

III. CERTAIN EFFECTS OF THE IMPROVEMENT AND FINANCING PROGRAM

A. Generally

Payment for the improvement program (whether by debt service on the fee mortgage increase through increased Basic Rent or direct payment for services and materials) is deductible in computing Overage Rent. Therefore, assuming that $752,000 of Primary Overage Rent continues to be paid each year, each of Associates and the Lessee will ultimately bear one-half of the cost of the program. Stated differently, the value of the Property and of Associates' interest in it will be enhanced, and the Lessee will have contributed half the cost.

The Agents believe there is a good prospect that increases in rental income from tenants will offset and ultimately be greater than the increases in the Lessee's expense for Basic Rent, thus moderating or avoiding any reduction of Overage Rent and distributions.

The enhancement and financing program and refinancing authorization will have no direct effect on the Agents as such and will not change the basic supervisory fee or the formula under which Wien & Malkin receives the basic supervisory fee and additional supervisory compensation. See Section V. - Potential Conflicts of Interest.

B. Tax Consequences

The improvements paid through the fee mortgage increase shall be installed by the Lessee as agent for Associates and shall be deemed to be the property of Associates. The applicable income tax deductions for depreciation shall benefit the Participants. To the extent this enhancement program is funded from the fee mortgage increase, non-deductible amortization payments by Associates under the fee mortgage increase will ultimately equal the tax benefits of the depreciation. The terms for the proposed fee mortgage increase are expected to require amortization payments based on a 25-year schedule, and the Participants will receive a timing benefit, because depreciation deductions during the early years will exceed loan amortization.

IV. RECOMMENDATIONS

The Agents recommend that the Participants approve the improvement and financing program and the refinancing authorization, for the following reasons:

-- The additional Building enhancements and leasing costs are needed to effect new leasing in the very competitive market and to improve the Building and Associates' investment. Failure to complete the upgrade of the Building, effect new leases, and implement the proposed financing would materially adversely affect distributions to the Participants.

-- The fee mortgage should still be very conservative, and financing the enhancements and leasing costs through an increase in the fee mortgage will spread their cost and thus stabilize distributions to Participants. This will also improve the tax shelter for the Participants through increased depreciation from new capitalized enhancements. Were the Lessee to proceed and pay the cost out of cash flow and its own capital, distributions to the Participants might be eliminated for several years. Interest rates remain extremely low compared to historic levels.

The data and background materials regarding this improvement and financing program and refinancing authorization are on file in the office of Wien & Malkin and are available for review by the Participants. Appointments to inspect and copy such data, and requests for copies for such data, may be made by contacting Rodney Gomes at (212) 687-8700.

V. POTENTIAL CONFLICTS OF INTEREST

A. Certain Ownership of Participants

As of February 1, 2006, each Agent and his family beneficially owned, directly or indirectly, the following Participations:

Name & Address Percent of

of Beneficial Total Beneficial

Title of Class Owner Ownership

Participations Peter L. Malkin/family*

in Limited Liability 60 East 42nd Street

Company Interests New York, NY 10165 4.537037%

Participations Anthony E. Malkin/wife/children

in Limited Liability 60 East 42nd Street

Company Interests New York, NY 10165 0.231481%

*Excluding interests owned beneficially by or for Anthony E. Malkin and his wife and children.

Peter L. Malkin and Anthony E. Malkin also owned of record, as trustee or co-trustee but not beneficially, other participations which aggregate for each of them less than 5% of total participations.

Other members of Wien & Malkin and their families owned 0.856482% of total participations.

B. Relationships with the Lessee

10% of the Lessee is owned beneficially by Peter L. Malkin and his family, and a 45% member interest in the Lessee is held of record by Peter L. Malkin as agent for participants, including participations owned beneficially by his family equal to 5.325075% of the Lessee. Of the foregoing interests owned by such family, Anthony E. Malkin and his wife and children own beneficially participations equal to 1.424925% of the Lessee.

For acting as supervisor of the Lessee, Wien & Malkin receives basic supervisory fees each year of $48,000 plus additional supervisory compensation of 10% of distributions to the Lessee's members in excess of $100,000 for such year. In addition, from the group of participants in the 45% member interest in the Lessee held of record by Peter L. Malkin, Wien & Malkin receives each year 5% and members of his immediate family receive 23.75% of distributions in excess of $300,000 for such year, and of capital transaction distributions in excess of such annual priority plus return of capital. For 2005, Wien & Malkin received additional supervisory compensation of $171,293 from the Lessee and $21,938 from the participants in the 45% member interest plus $28,552 in other service fees.

The Agents and Wien & Malkin and their affiliates and advisers are being indemnified by the Lessee and Associates in connection with the program.

VI. FEES AND EXPENSES

The fees and expenses relating to this solicitation of consents, the Lessee consent solicitation, any Lease amendment and extension, and the fee mortgage refinancing will be paid from the fee mortgage increase, which is serviced by the Lessee's Basic Rent increase, or by the Lessee's cash from operations, in either case to be deducted in determining Overage Rent as previously described.

  DISTRIBUTIONS FROM OPERATIONS

For 2005 for each original $10,000 participation, Associates made regular monthly distributions aggregating $2,000 plus an additional distribution from Secondary Overage Rent of $4,458, resulting in total distributions of $6,458. See Section I.C. - The Lease.

VIII. LIQUIDITY AND CAPITAL RESOURCES

There has been no material reduction in Associates' liquidity for the twelve-month period ended December 31, 2005, as compared with the twelve-month period ended December 31, 2004.

IX. INFLATION

Inflationary trends in the economy may impact the operations of the Lessee, and therefore, Overage Rent. Historically, during periods of inflation there has been an increase in Overage Rent.

X. TERMS OF SOLICITATIONS OF CONSENTS

Peter L. Malkin acts for six groups of Participants owning 60% of the original $3,600,000 investment in Associates, and Anthony E. Malkin acts for four groups of Participants owning the remaining 40%. At February 1, 2006, no person held participations aggregating more than 5% of the total outstanding participations.

On February 1, 2006, there were 607 Participants holding participations in one or more groups. Each Participant's voting percentage in his or her group is determined by a fraction, whose numerator is the face amount of the participation and denominator is the group's original investment in Associates.

Each Participating Agreement requires 75% consent for this improvement and financing program and refinancing authorization, all as recommended by the Agents in this Statement. Upon receipt of consent from 75% in interest of the Participants in an Agent's group, such Agent shall consent to this program with respect to such group. Upon receipt of consent from at least eight of the groups, each Item of this improvement and financing program and refinancing authorization shall be approved.

There is no record date establishing the identity of the Participants entitled to vote for the program. Holders of participations as of February 1, 2006 will be recognized as entitled to vote. However, if any participation is transferred before the consent with respect to that participation is given, the transferee will be entitled to vote. If consent to any Item has been given prior to the transfer of a participation, the transferee will be bound by the vote of the transferor.

Wien & Malkin has been authorized by the Agents to solicit the consents of Participants by print and electronic mail, telecopier, and telephone after the mailing of this Statement. Consent Forms which are signed and returned without a choice indicated will be deemed to constitute a binding consent to all Items. If the Consent Form is returned undated, it will be deemed dated as of the date received by the Agents. Any consent (including a deemed consent) is irrevocable.

Participations are not traded on an established securities market. Based on Associates' transfer records, participations are sold by holders from time to time in privately negotiated transactions.

XI. VOLUNTARY COMPENSATION PROGRAM

Wien & Malkin has supervised this investment since it was first organized by Lawrence A. Wien in 1953. From inception of Associates' investment, each Agent for the Participants has been a person serving in a senior position at Wien & Malkin. No Agent receives remuneration for serving as Agent. As described in Section I.G. - "Supervisory Services to Associates," Wien & Malkin is entitled to receive for supervisory services to Associates a basic supervisory fee and additional supervisory compensation, both of which are based on cash distributions from Property operations.

There is no plan for the sale or other disposition of the Property. In 2004, more than 72.86% in interest of the Participants approved a voluntary individual program to share with Wien & Malkin a portion of excess distributions from a sale or other capital transaction including a partial or full sale, mortgage, pledge or assignment of the Property or substantially all the interests in Associates.

Any Participant whose interest in Associates is not already subject to this voluntary program may now approve the same voluntary program which is in effect for more than 72.86% of the Participation. The Agents request that each such Participant voluntarily, and only as to his or her participation, consent that should cumulative Net Proceeds received by such Participant or any assignee from all Capital Transactions exceed 200% of the original cash investment (i.e., two times the Participant's original share of the $3,600,000 investment), then the excess shall be distributed 90% to that Participant and 10% to Wien & Malkin (the "Voluntary Program").

Capitalized terms in the Voluntary Program and in Item C of the enclosed Consent and Agreement are defined below:

"Capital Transaction" shall mean any one or more of the following transactions: (i) the refinancing of any indebtedness of Associates or any joint venture in which Associates has an interest, (ii) the sale, exchange, condemnation (or similar eminent domain taking), casualty or other disposition of all or any substantial part of the Property, or Associates' interest in the Property held through any joint venture in which Associates has an interest, (iii) the liquidation and dissolution of Associates or (iv) any similar transaction or event, the proceeds of which are deemed attributable to capital in accordance with generally accepted tax or accounting principles.

"Net Proceeds" shall mean the gross proceeds from any Capital Transaction less (i) all expenses incurred in connection with such transaction, (ii) in the case of any disposition of all or any substantial part of the Property or Associates' interest therein held through any joint venture in which Associates has an interest, the amount of any indebtedness of Associates or such joint venture, (iii) in the case of any refinancing of any indebtedness, the amount of the indebtedness immediately prior to such refinancing, plus cash and/or credit utilized or intended to be utilized for making any expenditure to be financed by such indebtedness, (iv) in the case of any casualty or condemnation, any insurance proceeds or condemnation award to the extent applied to the restoration or repair of the Property and (v) any reasonable reserve. In the case of any Capital Transaction disposition of all or any part of the Property consisting of a tax-deductible contribution disposition in favor of a non-profit organization, Net Proceeds shall mean the reasonably estimated benefit of the income tax deduction arising from such disposition.

To confirm such agreement as binding on the Participant and any assignee, each consenting Participant should consent to Item C of the enclosed Consent.

It is not now possible to quantify the actual amount of compensation, if any, an authorizing Participant will pay to Wien & Malkin under the Voluntary Program. Such compensation to Wien & Malkin will be payable, if at all, only from Net Proceeds of Capital Transactions received by Participants in excess of two times the original cash investment. The occurrence of any such Capital Transaction and the amount of any such distribution has not been estimated. No sale of the Property is now planned, and no mortgage is planned except to pay costs and enhancements as described herein, nor shall any such sale, disposition, or additional mortgage proceed without the prior consent of Participants, as provided in the Participating Agreements.

The Agents request that each Participant whose interest in Associates is not already subject to this voluntary program consent to Item C of the enclosed Consent on the basis that such a payment to Wien & Malkin from any Capital Transaction such as a sale or refinancing would be appropriate for the following reasons:

    It is customary for sponsors of real estate investments to share substantially in both capital transaction income and operating income. The 10% share proposed here for Wien & Malkin is modest in relation to current investment programs and is payable only after the Participant has received 200% of the original cash investment, in addition to all prior distributions from operating income.

    The Agents believe this is consistent with the existing payment to Wien & Malkin of 10% of all distributions to Participants in excess of a return at the rate of 15% on their remaining cash investment.

    Wien & Malkin will not share in any receipts from any Capital Transaction, except with respect to proceeds received by a Participant who has approved the Voluntary Program.

    Neither Wien & Malkin nor any affiliate will receive any compensation for arranging the contemplated financing on the Property with the institutional lender.

    Wien & Malkin will share in any proceeds from any Capital Transaction only if such transaction is approved by the Participants and only with respect to proceeds received by a Participant who has approved the Voluntary Program.

    Wien & Malkin has been Associates' Supervisor from inception for the life of this investment to date. Distributions on each original $10,000 investment have totaled $176,162 from inception through December 31, 2005.

Because agreements to the Voluntary Program will be obtained on an individual basis, no minimum number of such agreements must be obtained hereunder. Only a Participant who has consented to Item C of the enclosed Consent or such Participant's assignee will make this voluntary payment to Wien & Malkin as described above. Other Participants will not pay such compensation.

Any sale or mortgage of the Property, other than the financing expressly approved pursuant to this program, will continue to require the consent of 75% in interest of Participants in at least 8 of the 10 participating groups.

THE VOLUNTARY COMPENSATION PROGRAM IS AN INDEPENDENT PROGRAM. A PARTICIPANT MAY CONSENT OR WITHHOLD CONSENT TO SUCH PROGRAM, WITHOUT REGARD TO ANY CONSENT RELATING TO ALL OR PART OF THE OTHER PROPOSALS FOR ENHANCEMENTS AND FINANCING AND REFINANCING AUTHORIZATION.

If a Participant has any question, he or she may consult with such Participant's own adviser. If any Participant desires any additional information that may be available to Wien & Malkin he or she should communicate with Alvin Silverman or Thomas N. Keltner, Jr. of Wien & Malkin at 60 East 42nd Street, New York, New York 10165; telephone 212-687-8700 or telecopier 212-986-8795.

THE AGENTS RECOMMEND YOUR CONSENT.

PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE COLORED COPY OF THE CONSENT IN THE ENCLOSED ENVELOPE. ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

SCHEDULE A

IMPROVEMENT BUDGET

250 West 57th Street - Ten Year Base Building Capital Program	2/3/2004 Consent	Revised Budget as of 2/1/2006	Budget Increase from 2/3/2004	Work Completed through 12/31/2005	Remaining Work as of 1/1/2006
Major Projects
Public corridors and elevator lobbies	6,090,000	6,243,097	153,097	3,940,690	2,302,407
Main lobby ( incl. $120k buy-out of newsstand)	1,320,000	1,320,313	313	1,292,611	27,702
Fire alarm	400,000	349,519	(50,481)	349,519	-
Marketing office (cosmetic upgrade)	17,399	17,399	-	17,399	-
Marketing office relocation	-	467,066	467,066	424,240	42,826
Elevator cab upgrade	290,000	276,193	(13,807)	276,193	-
Passenger elevator car upgrades	255,000	241,020	(13,980)	241,020	-
Sidewalk elevator replacement	37,250	37,250	-	37,250	-
CCTV installation @ elevator cabs	20,000	35,000	15,000	-	35,000
Window replacement	2,145,000	2,108,782	(36,218)	2,108,782	-
Façade renovation:	3,910,000	3,742,378	(167,622)	3,529,054	213,324
Roof replacement	900,000	1,095,889	195,889	795,911	299,978
Backflow preventers	96,000	88,535	(7,465)	88,535	-
House tanks replacement & capacity upgrade	350,000	252,091	(97,909)	252,091	-
New energy efficient chiller plant	959,144	959,144	(0)	959,144	-
Chimney modifications	590,000	293,646	(296,354)	203,570	90,076
Security & communication system improvements	115,000	110,282	(4,718)	110,282	-
Subway entrance renovation	250,000	230,772	(19,228)	230,772	-
Retail storefronts and signage	50,000	223,570	173,570	23,570	200,000
Bathroom renovations throughout	3,700,000	3,200,000	(500,000)	241,488	2,958,512
Visitor access system	75,000	30,000	(45,000)	25,000	5,000
Sidewalk replacement	350,000	350,000	(0)	20,000	330,000
Freight entrance renovation	250,000	167,772	(82,228)	17,772	150,000
Electric service upgrade	1,500,000	1,310,000	(190,000)	70,420	1,239,580
Sewage ejector pump replacement	75,000	45,623	(29,377)	45,623	-
Other building code upgrades	100,000	100,000	-	-	100,000
BMS system for building controlled ac	250,000	-	(250,000)	-	-
Demolition/ ACM abatement - out of service boiler	150,000	55,465	(94,535)	55,465	-
Cooling tower	400,000	1,020,000	620,000	-	1,020,000
Sprinkler review and investigation for code change	225,000	87,800	(137,200)	-	87,800
Sprinkler installation	-0-	7,200,000	7,200,000	-0-	7,200,000
Air handler replacements	792,000	1,421,605	629,605	807,605	614,000
Other miscellaneous	245,000	116,510	(128,490)	116,510	-
Toilet exhaust riser	189,299	189,299	-	189,299	-
DC electric conversion	89,052	89,052	-	89,052	-
Freight elevator mod/new cabs	-	850,000	850,000	-	850,000
Local law 11/98	-	300,000	300,000	-	300,000
Roof replacement 17th floor N, E, W	-	200,000	200,000	-	200,000
Replacement of 26th floor mansard	-	475,000	475,000	-	475,000
Oil tank replacement	-	75,000	75,000	-	75,000
Fire escape - misc. repairs/paint	-	200,000	200,000	-	200,000
ADA power assisted doors for front entrance	-	50,000	50,000	-	50,000
Electrical distribution upgrade	-	2,000,000	2,000,000	-	2,000,000
Replacement of vent stacks (20%)	-	300,000	300,000	-	300,000
Abatement/re-insulate of bathroom riser	-	300,000	300,000	-	300,000
Project management fee at 2.5%	-	758,167	758,167	196,667	561,500
Litigation cost facade Flag / Karman	-	250,000	250,000	-	250,000
Total Cost Major Projects (2006 Dollars) Before Reserves For Contingency	26,185,144	39,233,238	13,048,094	16,755,532	22,477,705
Capex reserves for contingency	-	5,000,000	5,000,000	-	5,000,000
Contingency for inflation	-	5,474,206	5,474,206	-	5,474,206
Total Cost Major Projects (including reserves and inflation)	26,185,144	49,707,444	23,522,300	16,755,532	32,951,911
Leasing Related Costs (New)
Leasing commissions	1,608,049	6,068,749	4,460,700	1,299,061	4,769,688
Tenant improvements	1,995,074	22,108,991	20,113,917	1,995,074	20,113,917
Pre-builts	465,000	1,449,190	984,190	465,000	984,190
Total Leasing Related Costs	4,068,123	29,626,930	25,558,807	3,759,135	25,867,795
Mortgage / Consent / Other Partnership Costs	1,189,578	3,000,000	1,810,422	1,677,663	1,322,337
Total Project Costs	31,442,845	82,334,374	50,891,529	22,192,330	60,142,044

Schedule B		250 West 57th Street
Building Size	512,430	Ten Year Cash Flow Projection

YEAR	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015

Occupancy Yr Begin %	90.51%	94.05%	95.50%	96.21%	95.17%	95.28%	96.58%	96.53%	95.92%	95.60%
Occupancy Yr Begin RSF	463,800	481,951	489,346	493,016	487,675	488,244	494,906	494,644	491,526	489,885

Effective Gross Revenue	19,762,715	21,300,257	22,341,193	22,982,081	24,372,095	25,555,309	26,659,098	27,368,363	28,022,832	28,935,876

Operating Expenses
Total Operating Expenses	11,374,022	11,673,191	12,001,959	12,715,446	13,064,943	13,166,299	13,819,852	14,447,003	14,886,479	14,887,567
Basic Rent to Fee Owner	2,501,163	3,283,825	3,444,825	3,794,753	4,112,865	4,496,865	4,826,865	5,114,865	5,596,304	5,790,801
Additional Rent to Fee Owner	998,816	2,163,539	2,655,803	2,341,295	2,645,536	2,919,562	2,922,432	2,845,990	2,804,924	2,902,529
Property Improvements to be Expensed	282,084	366,672	112,265	115,633	119,102	122,675	-	-	-	-
Adjusted Total Operating Expense	15,156,085	17,487,227	18,214,852	18,967,127	19,942,447	20,705,401	21,569,149	22,407,858	23,287,707	23,580,897

Net Operating Income	4,606,630	3,813,030	4,126,340	4,014,955	4,429,649	4,849,908	5,089,949	4,960,505	4,735,126	5,354,979

Capital Expenses
Property Improvements	8,742,311	1,719,888	798,214	1,705,147	1,536,773	4,393,159	3,992,540	4,386,471	2,682,601	2,908,504
Tenant Improvements	2,044,321	3,102,490	2,302,346	2,982,594	2,709,223	2,106,474	1,209,635	1,306,841	1,340,783	1,009,212
Leasing Commissions	557,652	427,113	369,978	485,918	1,320,217	380,713	265,342	321,203	356,818	284,734
Total Capital Expenses	11,344,284	5,249,491	3,470,537	5,173,660	5,566,213	6,880,346	5,467,517	6,014,515	4,380,201	4,202,450

Finance Fees
General Expenses & Fees	226,050				279,900
Mortgage Recording Tax (2.8% of new $)	347,480				588,000
Total Finance Fees	573,530				867,900

Cash Flow before Reserve & Debt Funding	(7,311,184)	(1,436,461)	655,803	(1,158,705)	(2,004,464)	(2,030,438)	(377,568)	(1,054,010)	354,924	1,152,529

Existing Reserves & Debt
Reserves from Prior Borrowing (Fee)	5,000,000
Current cash Reserves (Lessee)	2,500,000
Subtotal Existing Reserves & Debt	7,500,000

New Borrowing	3,310,000	3,600,000	2,000,000	3,500,000	4,650,000	4,950,000	3,300,000	3,900,000	2,450,000	1,750,000

Total Reserves & Debt Funding	10,810,000	3,600,000	2,000,000	3,500,000	4,650,000	4,950,000	3,300,000	3,900,000	2,450,000	1,750,000

Cash Flow Available for Distribution	3,498,816	2,163,539	2,655,803	2,341,295	2,645,536	2,919,562	2,922,432	2,845,990	2,804,924	2,902,529

250 West 57th St. Associates L.L.C.

EXHIBIT INDEX

Number Document Page*

13 (a) Financial reports for the fiscal year ended December 2002, December 31, 2003 and December 31, 2004 are incorporated herein by reference as an exhibit hereto.

250 West 57th St. Associates L.L.C.

c/o Wien & Malkin llp

60 East 42nd Street

New York, New YORK 10165

Telephone: (212) 687-8700

Telecopier: (212) 986-7679

March 21, 2006

To Participants in 250 West 57th St. Associates L.L.C. ("Associates"):

In 2004 Associates joined its lessee, Fisk Building Associates L.L.C. (the "Lessee"), to increase the previously approved financing for ongoing improvements at the Fisk Building at 250 West 57th Street (the "Building") from $15,000,000 to $30,500,000, the maximum permitted under the existing first mortgage. That solicitation (copy enclosed) noted we would review the merit of additional borrowing at year-end 2005.

All amounts available under the current financing have been borrowed as planned, the program improvements are enhancing operating results, the Lessee plans significant additional work, the limitations imposed by the prior first mortgage have expired, and we as your Agents now recommend the additional mortgage borrowing then contemplated. As presently envisioned, there may be an additional borrowing over the next ten years of up to $33,400,000 against the items in Schedule A and related requirements and contingencies.

Schedule A itemizes approximately $22,190,000 of work completed by the Lessee to date and the Lessee's plan for capital expenditure going forward, as developed in consultation with its managing agent Cushman & Wakefield and supervisor Wien & Malkin LLP. Without new borrowing, the Lessee has indicated it can and will pay improvement costs from operating cash flow. However, relying on cash flow will very substantially reduce distributions to Associates' Participants for the next ten years.

The proposed borrowing includes items which have not been specified and bid at this time including 2011-2015 plans to sprinkler 250 West 57th Street as required by new building code ($7,200,000), to upgrade electric distribution ($2,000,000), and to complete cooling tower work ($1,000,000). Also included are borrowings to defray the cost of the ongoing successful program to aggregate decades-old small spaces and create new pre-built suites including new base building work. Including a contingency which has been provided for uncertainties and inflation, these items in the aggregate total nearly half of the proposed borrowing.

When combined with the prior financing, over the next 10 years the total drawdowns from inception may reach $63,900,000 plus refinancing costs, but the maximum debt outstanding at any time is projected to be about $56,000,000 after giving effect to amortization payments. Based on such amounts, it is currently expected that the maximum outstanding debt would not exceed $110 per square foot and that total debt would not exceed 36% of estimated property value at any time. Only funds required will be borrowed. If costs are less than projected, the mortgage increase will be less.

Such financing will (a) permit timely, efficient response to variable work requirements and leasing opportunities, (b) spread the cost of long-term improvements, and (c) stabilize and increase distributions.

We also seek your agreement on a voluntary basis to pay incentive compensation to Associates' Supervisor, Wien & Malkin LLP, in the event of excess distributions from a future Property sale, refinancing or other capital transaction.

The enclosed Statement by the Agents contains additional information on the program, and terms are used herein as defined therein.

Background

The formation of Associates by Lawrence A. Wien, the acquisition of the Property, and the creation of the Lease are summarized in the enclosed Statement by the Agents.

Pursuant to the 2004 consent, in 2005 Associates increased the fee mortgage to $30,500,000. The net proceeds have been applied to authorized improvement costs.

On November 20, 2002, Cushman & Wakefield, Inc. succeeded Helmsley-Spear as the Lessee's managing agent. The increased market exposure and awareness of Building conditions achieved with the assistance of Cushman & Wakefield has guided Wien & Malkin in designing and budgeting the recommended program.

On November 30, 2001, Associates was converted to a limited liability company.

Update

The Building's neighborhood is vibrant. The completed Time Warner complex has attracted more office workers, residents, and tourists. The "mini mall" at Time Warner has enhanced Columbus Circle with specialty stores such as Whole Foods, Williams-Sonoma, Coach, J. Crew and Pink. The Hearst Building across Eighth Avenue from the Building has topped out, and the publishing company is expected to move in during the fourth quarter of 2006.

New investment and leasing strategies have successfully repositioned the Building as the premier pre-war building in the neighborhood. The pre-built program, in which smaller spaces are aggregated, demolished, redemised and rebuilt with all new base building systems (including electric distribution, mechanicals, air conditioning, and pantries) to offer to tenants for immediate occupancy, has attracted new, larger tenants. Consolidation has reduced the number of individual suites from 374 on January 1, 2003 to 260 today. Similar programs in other buildings have demonstrated that re-leasing pre-built suites requires only minor tenant installations, such as painting and carpeting.

When Cushman & Wakefield replaced Helmsley-Spear as managing agent in late 2002, average new rents were $30.15 per square foot, occupancy was 88%, and leases for more than 20% of the Building were rolling. By the end of 2003, occupancy was less than 82%. Presently, occupancy is 91.6%, and the average rent for all leases signed in 2005 was $35.23 per square foot. After the replacement of Helmsley-Spear, the Building rentable square footage was remeasured and increased from 470,000 to 512,000.

The focus of the 1999-2004 programs was to address needed work to upgrade the Building and its systems to attract quality tenants in the improving area of Manhattan surrounding the Building. This goal is being accomplished.

Use of the Proposed New Financing

Schedule A reflects the currently budgeted program.

The scope of the work has expanded beyond earlier estimates, and certain items are proceeding ahead of schedule. The "pre-built" program has proceeded faster and been more successful than originally projected. Additional leasing requires additional expenditures for marketing, commissions, tenant installation costs, and base building enhancements, so these expenses have been accelerated to earlier dates.

The majority of the extensive deferred maintenance including roof repair and building energy management systems, and building-wide sprinklering, replacement/repair of cooling tower, installation of additional air handlers, relocation of the marketing office, and sidewalk repair are now completed or in progress. Construction costs have increased due to increased foreign demand for materials and reduced supply resulting from Hurricane Katrina.

Schedule A also contains estimated mortgage taxes and loan fees. The total cost for all 1999-2004 and future improvements is estimated to be $82,300,000 of which up to $63,900,000 is contemplated to be borrowed. Advances will be drawn as required from two debt tranches, one originated now and a second in or around 2010 when final requirements are determined.

Recommended Mortgage Increase

We recommend authorization now to increase the Building's fee mortgage debt from $30,500,000 to permit additional advances of up to $33,400,000 plus refinancing costs, on the basis that increased mortgage debt would be serviced by increased basic rent payable by the Lessee. The existing mortgage permits up to an additional $32,000,000 of subordinate debt provided certain financial tests are satisfied. Representatives of the General Account of Prudential, the existing mortgagee, have indicated an interest in providing this additional financing and allowing for additional borrowing capacity.

The increased financing will spread the payment of new costs, thereby stabilizing distributions. As with the prior financings, this fee mortgage format minimizes borrowing costs. The Lessee's current and projected cash flow provides ample coverage for the debt service requirements, as shown in the enclosed Schedule B.

This program includes authorization for future refinancings of the fee mortgage with an institutional lender from time to time, so long as the debt is non-recourse and the aggregate principal amount does not exceed the amount authorized hereunder.

Payment of Increased Debt Service; Basic Rent

Associates will own the Building enhancements paid from the fee mortgage proceeds and will pay the debt service on the increase in the fee mortgage from an equivalent increase in basic rent paid by the Lessee. Basic rent will be adjusted from time to time to reflect changes in debt service on the increase in the fee mortgage, including changes resulting from any additional mortgage borrowing hereunder. The increased basic rent and any expenditure not covered by the increase in the fee mortgage will be deducted by the Lessee in computing overage rent. As described in the enclosed Statement, assuming that $752,000 of primary overage rent continues to be paid each year, such costs will be borne equally by Associates and the Lessee but spread over many years, thus stabilizing distributions to Participants.

Currently, basic rent is approximately $1,654,000 for 2006 and $2,238,000 a year beginning in 2007, to be adjusted for any increase or decrease in debt service on the existing fee mortgage. If the existing $30,500,000 debt is increased by $33,400,000 with monthly debt service payments including average annual interest at 6.25% and principal amortization on a 25 year schedule, the annual basic rent will increase to approximately $5,790,000 (after all funds are borrowed and amortization is in place on all borrowings), an increase of approximately $3,550,000 a year.

At no time is total debt service coverage anticipated to fall below 230%. The amount of the borrowing will be limited by the operating profit available for debt service.

Solicitation and Program Expenses; Indemnity

The expenses for the consent solicitations of Associates and the Lessee, the refinancing, the Building work, any Lease amendment and extension, transfer taxes, unrelated third party mortgage brokerage fees, and the related fees and costs will be paid from the new mortgage proceeds and/or from the Lessee's operating income. In either case, such payments will be shared equally between Associates and the Lessee by operation of the overage rent computation. Wien & Malkin will represent Associates and the Lessee and will be paid at its customary hourly rates. As in the 1999-2004 programs, Associates will indemnify Wien & Malkin, the Agents, and their affiliates and advisers against any claim or expense in connection with this program.

Terms of Solicitation of Consents

The consent of 75% in interest of the Participants in at least 8 of the 10 participating groups is required to authorize this increase in financing for the improvement program and the authorization for refinancing referred to in Items A and B of the enclosed Consent. Upon receipt of consent from 75% in interest of the Participants in an Agent's group, such Agent shall consent to this program with respect to such group.

Potential Conflicts of Interest

Peter L. Malkin and his family own beneficially participations equal to 4.768518% of Associates, of which total Anthony E. Malkin and his wife and children own beneficially participations equal to 0.231481% of Associates. Other partners in Wien & Malkin and their families own beneficially participations equal to 0.856482% of Associates.

10% of the Lessee is owned beneficially by Peter L. Malkin and his family, and a 45% member interest in the Lessee is held of record by Peter L. Malkin as agent for participants, including participations owned beneficially by his family equal to 5.325075% of the Lessee. Of foregoing interests owned by such family, Anthony E. Malkin and wife and children own beneficially participations equal to 1.424925% of the Lessee.

Peter L. Malkin is the Chairman, and his son Anthony E. Malkin is the President, Supervisory Services, of Wien & Malkin, which has acted as Associates' Supervisor from inception, for which it receives each year (a) a basic supervisory fee of $40,000, with $12,000 payable from primary overage rent so long as Associates' Participants receive distributions in excess of 11.5% of their original investment of $3,600,000, and (b) additional supervisory compensation of 10% of distributions to Associates' Participants in excess of 15% of their original cash investment. Wien & Malkin pays the costs relating to its regular supervisory services for Associates, including regular accounting fees, filing and search fees, report preparation, and mailing costs. For 2005, Wien & Malkin received additional supervisory compensation of $198,308 from Associates.

Wien & Malkin has also acted as the Lessee's supervisor from inception, for which it receives basic supervisory fees of $48,000 annually and additional supervisory compensation of 10% of distributions to the Lessee's members in excess of $100,000 annually. In addition, from the group of participants in the 45% member interest in the Lessee held of record by Peter L. Malkin, Wien & Malkin receives each year 5% (and members of his immediate family receive 23.75%) of distributions in excess of $300,000 for such year, and capital transaction distributions in excess of such annual priority plus return of capital. For 2005, Wien & Malkin received additional supervisory compensation of $171,293 from the Lessee and $21,938 from the participants in the 45% member interest in the Lessee, plus $28,552 in other service fees.

Peter L. Malkin and Anthony E. Malkin are the Agents for Participants. From inception all such Agents have been persons holding senior positions at Wien & Malkin and have received no compensation for serving as Agents.

Recommendation

We strongly recommend your approval of this program, which includes all the other terms of Associates' prior approval. The reinvestment in 250 West 57th Street is yielding positive results. With current estimates showing total debt at all times less than $110 per square foot and 36% of property value and debt service coverage (including amortization) greater than 230%, the mortgage and basic rent should still be very conservative.

Our projections show that distributions will be increased by spreading costs over many years with non-recourse financing, and the Building's physical plant and marketing position will be enhanced. Although mortgage interest rates have increased recently, they remain extremely low compared to historic levels. This financing will also improve the tax shelter for Participants who will receive a timing benefit, because depreciation deductions from new capitalized improvements during the early years will exceed loan amortization. Were the Lessee to proceed and pay the cost out of cash flow and its own capital without this financing program, overage rent distributions to Participants might be eliminated for several years.

Voluntary Compensation Program

Wien & Malkin has served as the Supervisor of this investment since Associates was first organized by Lawrence A. Wien in 1953. From inception, each Agent for Participants has been a person serving in a senior position at Wien & Malkin. No Agent receives remuneration for serving as Agent.

There is no plan for sale or other disposition of the property. In 2004, more than 72.86% in interest of the Participants approved a voluntary individual program to share with Wien & Malkin a portion of excess receipts from a sale or other capital transaction including a partial or full sale, mortgage, pledge or assignment of the property or substantially all the interests in Associates.

Any Participant whose interest in Associates is not already subject to this voluntary program may now approve the same voluntary program which is in effect for more than 72.86% of the Participants. The Agents hereby request that each such Participant voluntarily, and only as to his or her participation, agree that should cumulative net proceeds received by such Participant from all capital transactions exceed two times the original cash investment, then the excess shall be distributed 90% to that Participant and 10% to Wien & Malkin. To confirm such agreement on behalf of the Participant and assigns, each consenting Participant should consent to Item C of the enclosed Consent.

Any sale or mortgage of the property, other than the financing expressly approved pursuant to this program, will continue to require the consent of 75% in interest of Participants in at least 8 of the 10 participating groups.

THE VOLUNTARY COMPENSATION PROGRAM IS AN INDEPENDENT PROGRAM TO WHICH A PARTICIPANT MAY CONSENT OR WITHHOLD CONSENT, INDEPENDENT OF SUCH PARTICIPANT'S CONSENT FOR ANY OTHER PROPOSAL HEREUNDER REGARDING ENHANCEMENTS AND FINANCING AND REFINANCING AUTHORIZATION.

By signing and returning the enclosed Consent, you authorize Peter L. Malkin, Anthony E. Malkin and any partner in Wien & Malkin designated by either of us to conclude on behalf of Associates the necessary arrangements to effect this program.

Please carefully review the enclosed Statement and return the Consent promptly to permit timely conclusion of the financing pursuant to the now pending consent of the Lessee.

Please sign and return the enclosed Consent as soon as possible. If you have any question, you may consult with your own adviser. If you wish additional information that may be available to Wien & Malkin, please call Alvin Silverman or Thomas N. Keltner, Jr.

Sincerely,

Peter L. Malkin Anthony E. Malkin

Chairman, Wien & Malkin LLP President, Wien & Malkin LLP

Supervisory Services

Enclosure

THE AGENTS RECOMMEND YOUR CONSENT.

PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE COLORED COPY OF THE CONSENT IN THE ENCLOSED ENVELOPE.

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

250 West 57th St. Associates L.L.C.

EXHIBIT INDEX

Number Document Page*

13 (a) June 28, 1999 and March 10, 2004 Consent Solicitation Letters (WITHOUT Statements) by Agents incorporated by reference as an exhibit hereto.